EXHIBIT 99.1

Update to an Important Notice Concerning Your Rights
Under the Regions Financial Corporation 401(k) Plan

January 10, 2017

This notice is to inform you that the blackout period imposed on certain Regions plans, including the Regions Financial Corporation 401(k) Plan, in connection with a change in recordkeeper, has ended early. While the blackout period was expected to end on Friday, January 13, 2017, the transition to the new recordkeeper, MassMutual, for the 401(k) Plan occurred more quickly than expected, and the blackout period ended on Tuesday, January 10, 2017. You now have access to your 401(k) Plan account, and you can direct and diversify your investments and request a loan or a distribution to the extent you could before the blackout period started.

If you have any questions concerning this notice, you may contact MassMutual at (800) 701-8892 and reference 62273.